Exhibit 2.1

AMENDMENT NO. 3 TO

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”), dated September 30, 2026, by and among Non-Invasive Monitoring Systems, Inc., a Florida corporation (the “Parent”), Gravitics Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (the “Acquisition Subsidiary”), and Gravitics, Inc., a Delaware corporation (the “Company”), pursuant to which the Acquisition Subsidiary will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of the Parent.

WHEREAS, the Parties entered into the Agreement and Plan of Merger and Reorganization on May 6, 2026, which was previously amended on June 30, 2026 and August 5, 2026 (as amended, the “Merger Agreement”); and

WHEREAS, the Parties desire to further amend the Merger Agreement to extend the Outside Termination Date and modify certain covenants and closing conditions.

NOW, THEREFORE, the Parties, each intending to be legally bound hereby, do mutually covenant and agree as follows, subject to and effective as of the Effective Time (as defined below):

1. Capitalized words and terms not otherwise defined in this Amendment shall have the meaning ascribed to such words and terms set forth in the Merger Agreement.

2. Section 1.2 of the Merger Agreement is hereby amended and restated as follows:

“1.2 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Lucosky Brookman LLP, commencing at 10:00 a.m. local time on or before October 30, 2026, or on such other date that the Parties may mutually agree upon in writing, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable (and in any event not later than three (3) Business Days) after the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof (the “Closing Date”). As used in this Agreement, the term “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the state of New York are required or authorized by applicable Law to close.”

3. Section 4.16 of the Merger Agreement is hereby amended and restated as follows:

“4.16 Underwritten Public Offering and Uplisting. The Parent and the Company shall each use its Reasonable Best Efforts to consummate for the Post-Merger Parent (a) an underwriting public offering of $125.0 million (the “Public Offering”) and (b) a corresponding uplisting to Nasdaq, the NYSE, the NYSE American, or other national securities exchange (the “Uplisting”), each to be completed as soon as practicable after the Closing Date. For the avoidance of doubt, the Company will prepare, with input from the Parent, any Registration Statement, listing application for Nasdaq, the NYSE, the NYSE American, or other national securities exchange, and other documentation related to the Public Offering and Uplisting.”

4. The following provision is hereby added to the Merger Agreement as Section 4.22:

“4.22 Repayment of Outstanding Notes. An aggregate of $300,000 (plus accrued interest) of indebtedness owed to Dr. Philip Frost, or his Affiliate, and Dr. Jane Hsiao shall be repaid from the proceeds of the Public Offering.”

5. Sections 5.1(g), 5.2(b), 5.2(l) and 5.3(j) of the Merger Agreement are hereby deleted in their entirety and replaced with the following:

“[Reserved].”

The deletion of the foregoing Sections shall not affect the numbering of any other Section of the Merger Agreement, and all references in the Merger Agreement to any Section thereof shall continue to refer to such Section as numbered prior to giving effect to this Amendment.

5. Section 8.2 of the Merger Agreement is hereby amended and restated as follows:

“8.2 Termination for Failure to Close. This Agreement shall automatically be terminated if the Closing Date shall not have occurred by October 30, 2026, unless extended by the mutual written agreement of the Parties (the “Outside Termination Date”).”

6. In the event of any conflict between the Merger Agreement and this Amendment, the terms as contained in this Amendment shall control. Except as expressly modified by this Amendment, all other terms and conditions of the Merger Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.

7. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be one and the same agreement. Facsimile and electronic signatures shall be treated in all respects and for all purposes as originals.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

PARENT:

NON-INVASIVE MONITORING SYSTEMS, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	Chief Financial Officer

ACQUISITION SUBSIDIARY:

GRAVITICS MERGER SUB, INC.

By:	/s/ James Martin
Name:	James Martin
Title:	President

COMPANY:

GRAVITICS, INC.

By:	/s/ Colin Doughan
Name:	Colin Doughan
Title:	Chief Executive Officer